EXHIBIT 10.1

[*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

PROCESSING SERVICES AGREEMENT
This PROCESSING SERVICES AGREEMENT (“Agreement”) is made as of the 19th day of December, 2013 (“Effective Date”) by and between Green Dot Corporation, a Delaware corporation with its principal offices at 3465 E. Foothill Blvd, Pasadena CA 91107, for itself and its Affiliates (collectively, “Customer”), and MasterCard International Incorporated, a Delaware corporation having its principal offices at 2000 Purchase Street, Purchase, New York 10577 ("MasterCard”). “MasterCard” shall mean and include its subsidiaries and Affiliates.
1.Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to those terms as hereinafter set forth:
1.1.    “Active Card” shall be as defined as set forth in Schedule A.
1.2.    “Affiliate” shall mean any third party directly or indirectly controlling or controlled by or under direct or indirect common control thereof. For purposes of this definition, the term “control” (including the correlative meanings of the term “controlled by” and “under common control with”) means the ownership, directly or indirectly, of more than fifty percent (50%) or more of voting securities or other equity interest.
1.3.    "Card" shall mean any access device or number issued by Customer or a U.S. financial institution (for which Customer provides program management services) to a Cardholder for purposes of, among other things, point of sale, ecommerce or ATM Transactions.
1.4.    "Cardholder" shall mean any person who has, or is authorized to use, a Card with Customer and to whom a Card and/or PIN is issued for use in originating Transactions that are processed by MasterCard under this Agreement.
1.5.    “Competing Services” shall mean either [*] or [*] (which for clarity does not include any [*], such as [*] or [*], any [*] or [*], or any [*] associated with [*]) to [*].
1.6.    “Documentation” means the documentation for Processing Services that is provided to Customer by MasterCard, as may be updated by MasterCard from time to time in accordance herein.
1.7.    “First Live Transaction Date” means the date on which when Customer processes the first Live Transaction in full production (which shall not include any limited pilot or other testing or proof of concept phase).
1.8.    “Full Conversion Date” means the date on which Customer is in full production, with [*]% of all portfolios converted to the IPS Platform (which excludes a limited number of portfolios that remain on the pre-existing processing platform to be closed out, rather than converting to the IPS Platform).
1.9.    “IPS Platform” means the hardware, software, process, work flow, and the ideas related to the implementation of the Processing Services, including without limitation, any updates, improvements, modifications, translations, derivative works, and/or related Documentation, along with all intellectual property rights therein.
1.10.    “Gateway Transaction” shall be as defined as set forth in Schedule A.
1.11.     “Inactive/Inventory Card” shall be as defined as set forth in Schedule A.
1.12.    “Live Transaction” means a collection of related electronic messages designed to complete a Transaction, for other than test or certification purposes, at an automated teller machine (“ATM”), point of sale (“POS”) device, or other device that accepts Cards for payment or other funds transfer purposes, and that is concluded by a credit or a debit to a Cardholder’s account.

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1.13.    “Network” means an electronic funds transfer network supported by MasterCard, as specified in Schedule A.
1.14.    “Processing Services” means all services provided under this Agreement, as further set forth on Schedule A, attached hereto and hereby incorporated herein.
1.15.    “Transaction” means an authorization request, cash withdrawal, payment transaction, refund, account inquiries, reversal, or other financial or non-financial request initiated by a Customer or a Cardholder at an ATM, POS device, or other device that accepts debit or credit Cards for payment purposes and that is transmitted to MasterCard for processing under this Agreement.
1.Processing Services.
2.1.    Processing Services. Subject to the terms and conditions of this Agreement, MasterCard agrees to perform and Customer agrees to accept the Processing Services.
2.2    This section is intentionally deleted.
2.3    Project Plan. MasterCard and Customer agree to develop in good faith, and without commercially unreasonable delay, a detailed project plan for implementation and conversion, including specific tasks for each party and estimated schedule (the “Project Plan”). The parties shall work in good faith to finalize the Project Plan no later than ninety (90) days after the Effective Date of the Agreement. Each party shall timely complete each responsibility and obligation to be performed by MasterCard or Customer as set forth in the Project Plan or related specification documents. Each party agrees to provide appropriate personnel to support, coordinate and successfully complete the Project Plan in a timely and efficient matter, including without limitation each party’s assignment of a dedicated project manager. The dedicated project manager for each party shall regularly communicate on the progress of the Project Plan, the feasibility of the dates specified in the Project Plan, and such other matters which may affect the implementation and conversion of the Processing Services. The Project Plan shall be incorporated by reference as Schedule D. The initial implementation and conversion, as set forth in the Project Plan, shall be [*]. Material scope changes may be billable on a time and materials basis, as mutually agreed upon by the parties (through the Change Control Form set forth in Schedule D).
2.4.    Future Processing Services. MasterCard may, from time to time during the Term of this Agreement, make additional processing services available to Customer by way of product announcements, technical bulletins, or other written communication. Customer may hereafter commission MasterCard, and MasterCard may accept such commission, to provide such additional processing services as the parties hereinafter agree subject to the terms and conditions of this Agreement. Such commission for additional processing services shall not be effective until the parties have executed a written agreement signed by Customer and MasterCard that contains, at a minimum: (i) a description of the additional processing services to be performed; (ii) the time period in which such additional processing services are to be performed; (iii) the price for such additional processing services; and (iv) any other terms or fees associated with such commission. The parties acknowledge and agree that this Agreement shall apply in respect of any such future processing services and such future processing services shall be deemed “Processing Services” under this Agreement.
2.5.    Mandated Modifications to the Processing Services.
2.5.1    MasterCard will not charge Customer for any modifications to the IPS Platform as a result of a Network standard release process (e.g., MasterCard standard releases). If Customer does not implement a Network standard release by the applicable compliance date, provided MasterCard has provided notice as required by Section 2.5.3, MasterCard shall be entitled to charge Customer for any additional services resulting therefrom (e.g., suppression of mandated fields), on a time and materials basis at the Professional Services rate set forth in Schedule B (or for such additional commercially reasonable fees mutually and reasonably agreed upon between the parties in a separate written amendment hereto). Except as provided below, if any Network, third party service provider, governmental entity or regulator, industry standards setting body, or other third party mandates (or any changes made by such third party require) industry wide modifications that substantially impact the Processing Services, MasterCard may pass on any related costs or charges; provided, however, that MasterCard will use reasonable efforts to prorate such charges among its customers using the affected Network, service provider, or technology.

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2.5.2    If any Customer-specific modifications to the Processing Services are required by a Network, third party service provider, governmental entity or regulator, industry standards setting body, or other third party, MasterCard shall provide, at Customer’s request and pursuant to a mutually agreed upon timeline and project plan, modifications to the Processing Services pursuant to Customer’s requirements to be in compliance with such laws or regulations provided that Customer shall pay MasterCard for such services on a time and materials basis at the Professional Services rate set forth in Schedule B (or for such additional commercially reasonable fees that are mutually and reasonably agreed upon between the parties in a separate written amendment hereto).
2.5.3 MasterCard shall provide Customer at least [*] written notice of Network standard releases requiring modifications to the IPS Platform unless such Network mandates a shorter time period for implementation.
2.6.    MasterCard Mandated Modifications. MasterCard may modify the Processing Services and provided such modifications are made available, without additional charge from MasterCard, and those changes do not have a material adverse impact on the performance of the Processing Services and do not result in a material decrease of features, functions or attributes of the Processing Services, and Customer is provided at least [*] prior notice, Customer will be required to implement such modifications within the specified time period. If Customer does not implement such mandated modifications, MasterCard may, for the duration of such non-compliance, charge fees on a time and materials basis at the Professional Services rate set forth in Schedule B (or for such additional commercially reasonable fees that are mutually and reasonably agreed upon between the parties in a separate written amendment hereto to the extent attributable to MasterCard’s efforts required for any additional services resulting therefrom).
2.7    This section has been intentionally deleted.
2.8    Documentation. MasterCard shall provide Customer with at least [*] prior written notice of any update or amendment to the Documentation which materially impacts Customer’s operations.
2.9    Reporting Responsibilities. Prior to the Full Conversion Date, MasterCard and Customer shall agree on reporting needs mandated by a Network or a third party provider and not currently part of MasterCard’s standard product offering; MasterCard will build the functionality for those reports [*]. Following the Full Conversion Date, any newly requested reports not part of MasterCard’s standard product offering will be developed and provided as mutually agreed upon by the parties.
2.Responsibilities of Customer.
3.1.    Instructions. In performing its obligations and responsibilities under this Agreement, MasterCard shall be entitled to rely on all information, data and instructions provided by Customer or third parties on Customer’s behalf to MasterCard. Customer also assumes responsibility for reconciling and balancing the daily activity reports to the Customer’s pool balance(s). MasterCard will be notified (which may be done via email) of any reconcilement issues with the pool balance(s) within [*] of problem identification. Customer will reconcile and balance the pool balances daily. Any failure of Customer to notify MasterCard of any out-of-balance condition within such time period waives Customer’s right to an available adjustment. Subject to the foregoing, Customer acknowledges that in providing Card balance computation services and acting as the database of record, MasterCard does not hold or otherwise maintain funds and shall have no liability or responsibility to any party (including the Cardholder) for same; such liability and responsibility shall lie exclusively with Customer. Subject to the foregoing notification obligations, MasterCard acknowledges that it shall be responsible for any errors it makes to Cardholder accounts.
3.2.    Cooperation. Customer agrees to cooperate with MasterCard and to provide timely performance of its obligations, including, but not limited to: (i) subject to Section 2.8, compliance with any requirements contained in any Documentation; (ii) providing MasterCard with any reasonably requested information, assistance, access to equipment, and appropriately trained resources in a timely manner; and (iii) timely performing such other tasks specified herein.
3.3.    This section is intentionally deleted.

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3.4.    Financial Obligations. Customer will maintain account(s) with such financial institutions as may be required for Network sponsorship and will maintain such balances as may be required for the settlement of Transaction activity, authorized adjustments, and any other financial obligations arising under the Processing Services.  In the event MasterCard is settling on behalf of Customer:
3.4.1.    MasterCard shall have the right at any time and in its sole discretion to perform a risk evaluation of Customer and may deem that Customer creates a financial risk for MasterCard with regard to Customer’s ability to fully meet its settlement obligations relating to all the items that are processed via Customer’s settlement with MasterCard IPS.  If MasterCard reasonably deems such a risk exists after completion of the risk evaluation, it may require Customer to either: (i) prefund a settlement account; or (ii) provide cash collateral from Customer, or line of credit or guarantee for Customer from a mutually acceptable third party, or (iii) provide such other means mutually agreed upon to mitigate risk, in any of the foregoing cases in an amount up to the peak settlement balances over a rolling [*] period.
3.4.2.    In no event shall MasterCard incur any liability associated with any potential settlement shortfall or collection issue that has not been caused by the actions of MasterCard, including without limitation, settlement funding obligations of Customer, Network, MasterCard customers or other third party.  MasterCard’s sole obligation is to facilitate movement of funds that are provided by other parties. Customer shall remain solely responsible for all settlement funds. In the event of Customer’s failure to settle, the “Failure of Customer to Settle” section set forth in Chapter 1 of the MasterCard Settlement Manual shall apply. Customer will be notified of any changes to such manual through MasterCard’s standard bulletin process.
3.5.    Telecommunications; Local Lines.
3.5.1.    Customer agrees to acquire and maintain its equipment, software configuration and its telecommunications network standards (including with respect to interfaces and connections) in accordance with the standards set forth in the Documentation, subject to Section 2.8. If Customer does not maintain such standards, MasterCard reserves the right to pass through any and all additional related charges to Customer that MasterCard incurs as a result of Customer’s non-conformity to the MasterCard standards in regard to equipment, software configuration and telecommunications network as set forth in the Documentation. These pass through charges will be listed on Customer invoices.
3.5.2.    The parties will mutually agree upon ownership, provision and maintenance of telecommunication lines. The parties shall mutually agree upon whether: i) Customer will reimburse MasterCard in full for all telecommunication costs that are incurred by MasterCard on Customer’s behalf, subject to Customer’s prior approval of the service provider(s) and pricing; or ii) Customer will procure their own telecommunication services.
3.6.    Cardholder Interaction. MasterCard does not undertake any direct relationship or privity with any Cardholders. In the event that Customer requests that MasterCard interact directly with Cardholders, Customer shall compensate MasterCard for such interaction on a time-and-materials or other mutually agreed upon basis. MasterCard will use commercially efforts to forward to Customer any complaints it may receive from Customer’s Cardholders, and Customer shall be responsible for responding to any such complaints. Customer, however, acknowledges that MasterCard will not have a formal Cardholder complaint process established under this Agreement. MasterCard shall cooperate and respond to reasonable requests by Customer for additional information related to any such complaints.
3.7.    Commitment. Customer agrees to obtain all processing services (similar to those provided hereunder) exclusively from MasterCard through the Term. The parties acknowledge that the following events shall not be deemed a violation of this obligation: (i) [*]; (ii) [*]; or (iii) [*].
3.8.    Compliance with Laws. Customer shall comply with all applicable federal laws or regulations of the United States and its territories, as well as any state or local laws, regulatory requirements, or other governing regulations applicable to Customer’s business or use of the Processing Services (“Local Regulations”). Customer shall promptly notify MasterCard of any changes in the applicable Local Regulations that would impact the Processing Services. In

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the event the geographic scope of this Agreement extends outside the United States, this provision will be amended pursuant to the terms of this Agreement.
3.9.    Third Party Products. With regard to any third party products made available by MasterCard through the Processing Services, any such third party products shall be used by Customer solely in connection with the Processing Services.
3.10.    Network Access. Customer will provide access for its security administrators and appropriate roles and entitlements for the user profiles. Customer security administrators will provide only Customer authorized users with required system access. Each user will authenticate using: (i) software token plus user id and password; or (ii) single sign-on. Two factor authentication is required if the Customer chooses to access Portfolio Viewer using single sign -on. Customer will be responsible for providing Internet access, which is required for workstations accessing Portfolio Viewer.
4.    Responsibilities of MasterCard.
4.1.    Business Continuity/Disaster Recovery. As set forth in Schedule G, MasterCard shall take reasonable precautions to prevent and mitigate any disaster that may affect the ability of MasterCard to provide the services to be performed by MasterCard under this Agreement.
4.2.    Compliance with Laws. Subject to the provisions of Section 2.5, MasterCard shall comply with all applicable federal, state, and local laws and regulations, regulatory requirements, or other governing regulations to the extent they are applicable to MasterCard as a provider of the Processing Services provided that nothing in the Agreement shall be construed as imposing on MasterCard any compliance obligations applicable to Customer’s business. MasterCard shall comply with Network rules to the extent they are applicable to MasterCard as a provider of the Processing Services provided that nothing in this Agreement shall be construed as imposing on MasterCard any compliance obligations applicable to Customer’s Network obligations. The parties acknowledge and agree that MasterCard is not a “provider of prepaid access,” as such term is defined by the Financial Crimes Enforcement Network, by virtue of entering into, or performing its obligations under, the Agreement.
4.3.    Cooperation. MasterCard agrees to cooperate with Customer and to provide timely performance of its obligations, including, but not limited to: (i) compliance with any requirements contained in any Documentation; (ii) providing Customer with any reasonably requested information, assistance, access to equipment, and appropriately trained resources in a timely manner; and (iii) timely performing such other tasks specified herein.
4.4.    Implementation Services. MasterCard shall develop the Project Plan together with Customer and perform associated implementation services in order to provide the Processing Services.
4.5.    Subcontracting. MasterCard shall have the right to delegate or subcontract the services to be performed under this Agreement to its Affiliates. MasterCard shall have the right to subcontract portions of the services to be performed under this Agreement to any third parties. MasterCard shall remain solely responsible for fulfilling the obligations of this Agreement and for the actions or inactions of its subcontractors or its Affiliates. MasterCard will provide Customer with prior written notice if MasterCard engages a subcontractor to provide the Processing Services as set forth in Schedule A; without limiting the foregoing, prior notice shall not be required for staff augmentation or professional services to the extent access to PII is not included. Any subcontractor of MasterCard under this Agreement shall be legally bound by commercially reasonable obligations of confidentiality, which shall be no less stringent than MasterCard’s obligations set forth in this Agreement, and MasterCard will follow MasterCard’s third party security due diligence processes in selecting any such subcontractors.
4.6.    Dedicated Support Group. During the implementation and conversion process, MasterCard will provide the required resources to achieve the project milestones outlined in the Project Plan. It will include at a minimum the following personnel: Implementation Project Manager to assist in all phases of the build, a Conversion Project Manager to assist with all phases of the conversion, a Configuration Analyst to assist with the program setup, a Data Analyst to assist with the conversion, a Product Manager to assist with the product requirements and delivery and a Lead Business Analyst to assist with both the implementation and conversion. Upon the First Live Transaction Date, MasterCard will

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provide a support group of three (3) people consisting of the following: Account Manager, Customer Support Operations Specialist, and an Implementation Project Manager. The duties of the Dedicated Support Group will be client relationship services (including consultative services on the use of features and/or functionality and trouble shooting), conversion/deconversion services, issue management services, production support services and custom project activities. The parties shall conduct quarterly business review meetings to review and analyze the parties’ overall performance.
5.    Fees, Payment and Taxes.
5.1.    Fees. Customer shall pay MasterCard the fees for Processing Services as set forth in Schedule B attached hereto and hereby incorporated herein, as may be amended from time to time by mutual agreement of the parties.
5.2.    Payment. Each calendar month, MasterCard will provide an electronic invoice to Customer by the fifteenth day of the following calendar month, which sets forth detailed billing for the Processing Services that occurred and the corresponding fees that are due and payable to MasterCard. MasterCard shall automatically process Customer’s payment of such invoice through the MasterCard Consolidated Billing System (“MCBS”). All MCBS policies and guidelines will apply. MasterCard shall invoice all fees, expenses and charges within [*] after the month in which the services were rendered or the expense incurred. [*]
5.3.    Disputed Charges. Customer may dispute any charge or amount on any invoice in accordance with MCBS policies and guidelines.
5.4.    Taxes. Any taxes, levies, or similar government charges based on this Agreement or on the Processing Services provided under this Agreement, including but not limited to sales, use, property, and value added taxes, shall be paid by exclusively Customer in a timely manner; except that, Customer shall not be responsible for any taxes based upon the real estate, employees or income of MasterCard.
6.    Warranties.
6.1.    MasterCard Warranties.
6.1.1.    MasterCard warrants that, as of the Effective Date, and at all times during the Term, (i) the Processing Services will comply, in all material respects, with the specifications described in applicable Documentation incorporated herein; (ii) that all Processing Services will be performed in a workmanlike manner; (iii) that its employees shall have the proper skill, training, and background so as to be able to perform Processing Services in a workmanlike manner; (iv) [*]; (v) it has the power to execute, deliver and perform this Agreement; (vi) this Agreement is duly authorized and will not violate any provisions of law or conflict with any other agreement to which MasterCard is subject or by which the assets of MasterCard are bound; (vii) it has all government licenses, if any, required to conduct its business, and is legally qualified to conduct business in every jurisdiction where it does so; and (viii) subject to the limitation of liability set forth in Sections 13.3 and subject solely to the remedies and obligations set forth in Sections 14.2.1, it has the right to provide the Processing Services, using all computer software and all intellectual property required for that purpose. MasterCard hereby represents that, as of the Effective Date, there are no known errors in the IPS Platform that will have a material adverse effect on Customer’s use of the Processing Services in accordance with the Documentation.
6.1.2.    MasterCard shall not be responsible for the accuracy or adequacy of input material or data furnished by Customer or third parties on its behalf, or the resultant output from any such inadequate or inaccurate input material or data. The accuracy and adequacy of such input shall be judged as sent by Customer once it is received by MasterCard’s endpoint in Customer’s data center. The accuracy and adequacy of output shall be judged as received by Customer at its endpoint in Customer’s data center. In the event inaccurate input material or data is provided by either party, the sending party will retransmit a corrected file.
6.2.    Customer Warranties. Customer represents and warrants that, as of the Effective Date, and at all times during the Term: (i) all information provided to MasterCard by Customer in connection with this Agreement, is true and complete in all material respects; (ii) it has the power to execute, deliver and perform this Agreement; (iii) this

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Agreement is duly authorized and will not violate any provisions of law or conflict with any other agreement to which Customer is subject or by which Customer’s assets are bound; and (iv) it has all government licenses, if any, required to conduct its business, and is legally qualified to conduct business in every jurisdiction where it does so; (v) that Customer’s obligations hereunder will be performed in a workmanlike manner; (vi) Customer’s employees shall have the proper skill, training, and background so as to be able to perform Customer’s obligations hereunder in a workmanlike manner; and (vii) subject to the limitation of liability set forth in Sections 13.3, it has all right, title and interest in any intellectual property provided to MasterCard hereunder.
6.3.    LIMITED WARRANTIES. CUSTOMER ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED THE PRODUCTS AND SERVICES AND THE APPLICATION OF THE PRODUCTS TO ITS NEEDS. EXCEPT AS MAY BE PROVIDED IN THIS AGREEMENT, ALL PROCESSING SERVICES PROVIDED BY MASTERCARD ARE “AS IS”, AND MASTERCARD DISCLAIMS ALL WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY, TITLE OR OTHER RIGHTS ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, UNINTERRUPTED OR ERROR-FREE SERVICES, OR OTHERWISE ARISING BY LAW.
7.    Service Level Standards. MasterCard agrees that the Processing Services shall be measured against the service level standards set forth in Schedule C (each, a “Service Level Standard”), which is attached hereto and incorporated herein. If MasterCard fails to meet a Service Level Standard, MasterCard shall promptly (i) investigate and report at no charge to Customer on the root cause(s) of such failure; (ii) advise Customer of the status of remedial efforts being undertaken with respect to such failure; (iii) notify Customer of the steps which MasterCard believes should be taken to correct the cause of such failure; (iv) correct the cause of such failure to help prevent such failure from reoccurring, and (v) if applicable, pay any monetary penalties set forth in Schedule C.
8.    Customer Third Party Products and Processing Services. If, as a part of the Processing Services, Customer requests access to Networks or to other third party service providers, Customer agrees to enter into the appropriate agreements with such Networks or third party service providers, including but not limited to sponsoring financial institutions. Customer agrees to comply with the terms of any such Network or third party service provider agreement, all applicable Network operating rules and regulations, and to pay any fees imposed by Network(s) or third party service providers to the extent applicable to Customer. Customer shall be responsible for fulfilling any third party reporting obligations, including the requirements set forth by the Networks or other third party service providers that are retained by Customer. Any fees assessed by such third party with respect to the reporting obligations shall be the responsibility of Customer. MasterCard does not undertake any direct relationship or privity with such Networks (except to the extent MasterCard otherwise has direct obligations to a Network as a processor) or third party service providers with whom Customer has contracted.
9.    Reliance on Customer's Instructions. MasterCard shall generally receive all necessary instructions, information, and data from Customer. In the event that instructions, information, and data is transmitted directly to MasterCard by third parties authorized by Customer in writing to provide such information on behalf of Customer, MasterCard shall be entitled to rely reasonably upon any instructions, information, and data so provided.
10.    Ownership.
10.1.    Data Files. MasterCard acknowledges that all data files provided by Customer or third parties authorized by Customer are and shall remain the sole property of Customer and/or third party financial institutions issuing Cards, and that use of and access to such files does not create in MasterCard any right, title, or interest in such files, except as expressly provided in this Agreement. Any such information provided by Customer is strictly for use under this Agreement, including [*]).
10.2.    Processing Services and IPS Platform. Customer acknowledges that all Processing Services and the IPS Platform are and shall remain the sole property of MasterCard and/or its third party suppliers and that Customer's use of them does not create in Customer any right, title, or interest in them, except as expressly provided in this Agreement. Customer will implement reasonable security precautions and take appropriate action so as to enable Customer to satisfy

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its obligations under this Agreement and to prevent the loss or alteration of, or unauthorized access to, the Processing Services and the IPS Platform.
11.    Use of Information and Security.
11.1.    Protection of PII. Personally identifiable information (“PII”) shall be defined as information that identifies a Cardholder or identifies a Card, which is disclosed to MasterCard pursuant to this Agreement, along with the Transaction information directly associated with such Cardholder. PII includes, but is not limited to, Cardholder Card information or information that can identify an individual or be used to authenticate an individual. MasterCard will keep and maintain all PII in strict confidence, using such degree of care as is appropriate to avoid unauthorized access, use, or disclosure. MasterCard acknowledges and agrees that its access, use, storage, disposal, or disclosure of PII complies with federal and state privacy and data security laws. MasterCard is responsible for any unauthorized collection, access, use, storage, disposal, or disclosure of PII by its employees, agents, Affiliates or subcontractors.
11.2.    Use of PII. Customer agrees that MasterCard may store, disclose, and use PII to the extent and in such manner that such storage, disclosure, and use shall be solely for purposes of performing the obligations of MasterCard under this Agreement. Further, MasterCard may store, disclose, and use PII for additional purposes permitted under law or regulation applicable to MasterCard, which may include (without limitation), the Fair Credit Reporting Act, Title V of the Financial Services Modernization Act of 1999, their implementing regulations, Personal Information Protection and Electronic Documents Act, European Directive 95/46/EC Data solely upon Customer’s prior express written consent. Customer acknowledges and agrees that MasterCard, in the course of providing Processing Services, may house PII in or transfer PII [*].
11.3.    Safeguards. MasterCard agrees to maintain appropriate organizational/administrative, technical and physical safeguards for the PII received by MasterCard pursuant to this Agreement that are no less rigorous than accepted industry practices. These safeguards will be designed to (1) maintain the security and confidentiality of PII; (2) protect against any anticipated threats or hazards to the security or integrity of such PII; and (3) protect against unauthorized access to or use of such PII that could result in substantial harm or inconvenience to any Cardholder. Without limiting the foregoing, MasterCard shall at all times comply with Customer’s information security requirements (“ISRs”), as set forth in Schedule E hereto and as the same may be modified and agreed to by the parties from time to time.
12.    Export Restriction. Regardless of any disclosure made by Customer to MasterCard of an ultimate destination of any Processing Services, Customer will not export or re-export, either directly or indirectly, any Processing Services, or other technology received from MasterCard without first obtaining, at Customer’s expense, any required export or re-export license from the United States Government. Customer confirms that Customer will not engage in any activities related to this Agreement with a blocked person, as that term is identified on the OFAC List, with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. For purposes of this Section, “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any requirements of law, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac. With respect to third parties retained by MasterCard in connection with this Agreement, MasterCard will not engage with a blocked person, as that term is identified on the OFAC list, with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. Customer is solely responsible for OFAC screening of all Cardholders.
13.Remedy, Damages and Limitation of Liability.
13.1.    Consequential Damages. NOTWITHSTANDING ANYTHING HEREIN (INCLUDING IN ANY SCHEDULES HERETO) TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING

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OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE PROCESSING SERVICES, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE), STRICT LIABILITY, INDEMNIFICATION OR OTHER THEORY AT LAW OR IN EQUITY. THE PARTIES AGREE THAT THE FOLLOWING ENUMERATED DAMAGES INCURRED BY A PARTY (SOLELY PURSUANT TO THIS AGREEMENT) SHALL NOT BE LIMITED BY THIS SECTION (AS BEING INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT, SPECIAL OR INCONSEQUENTIAL): (A) FEES, ASSESSMENTS, FINES OR PENALTIES INCURRED IN CONNECTION WITH THE [*] OR [*] OR [*]; (B) [*], BASED ON THEN CURRENT [*] AND/OR [*] AND/OR [*] IN CONNECTION WITH THE [*] OR [*] OR [*]; AND (C) [*] (UNLESS SUCH COURT ORDER OR SETTLEMENT IS MADE PURSUANT TO THE THIRD PARTY INDEMNIFICATION OBLIGATIONS SET FORTH BELOW, IN WHICH CASE THE BELOW INDEMNIFICATIONS OBLIGATIONS SHALL APPLY), WHICH SUCH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD. THIS SECTION 13.1 SHALL NOT IN ANY WAY LIMIT OR EXPAND A PARTY’S INDEMNIFICATION OBLIGATIONS, WHICH SHALL BE SOLELY AS SET FORTH IN THIS AGREEMENT.
13.2.    Limitation of Action. NOTWITHSTANDING ANYTHING HEREIN (INCLUDING IN ANY SCHEDULES HERETO) TO THE CONTRARY, MASTERCARD SHALL NOT BE LIABLE FOR ANY LOSSES, CLAIMS, DEMANDS, PENALTIES, ACTIONS, CAUSES OF ACTION, SUITS, OBLIGATIONS, LIABILITIES, DAMAGES, DELAYS, COSTS OR EXPENSES, INCLUDING ATTORNEY’S FEES (FOR PURPOSES OF THIS PROVISION, “LIABILITIES”) OF ANY KIND (WHETHER SUCH LIABILITIES ARE BASED IN CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE), STRICT LIABILITIES, INDEMNIFICATION OR OTHER THEORY AT LAW OR IN EQUITY) UNLESS CUSTOMER PROVIDES MASTERCARD WITH WRITTEN NOTICE (FOR WHICH EMAIL NOTIFICATION TO THE ACCOUNT MANAGER SHALL SUFFICE) OF THE EVENT THAT GAVE RISE TO SUCH ALLEGED LIABILITIES WITHIN [*] AFTER A [*] HAS [*] OF SUCH OCCURRENCE; PROVIDED THAT MASTERCARD ALREADY DOES NOT HAVE THAT KNOWLEDGE. IN ADDITION TO THE PRECEDING LIMITATIONS, NO ACTION ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT BY CUSTOMER OR MASTERCARD AGAINST THE OTHER MORE THAN [*] FOLLOWING [*].
13.3.    Limitation of Liability.
13.3.1.    SUBJECT TO SECTION 13.3.2 BELOW, NOTWITHSTANDING ANYTHING HEREIN (INCLUDING IN ANY SCHEDULES HERETO) TO THE CONTRARY, THE AGGREGATE, CUMULATIVE LIABILITY OF A PARTY, IN ALL EVENTS, TO THE OTHER PARTY FOR CLAIMS RELATING TO THIS AGREEMENT OR THE PROCESSING SERVICES, WHETHER SUCH CLAIM IS BASED IN CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE), STRICT LIABILITY, OR OTHER THEORY AT LAW OR IN EQUITY, SHALL BE LIMITED AS FOLLOWS:
(a).    FROM THE EFFECTIVE DATE UP TO BUT NOT INCLUDING THE DATE IN WHICH CUSTOMER HAS CONVERTED [*]% OF ALL PORTFOLIOS TO THE IPS PLATFORM, THE AGGREGATE AMOUNT OF LIQUIDATED DAMAGES FOR WHICH EACH PARTY MAY BE LIABLE PRIOR TO FIRST LIVE TRANSACTION DATE PURSUANT TO SECTION 13.4.
(b).    ON OR AFTER THE DATE IN WHICH CUSTOMER HAS CONVERTED [*]% OF ALL PORTFOLIOS TO THE IPS PLATFORM, THE [*] (OR [*]) BY [*] TO [*] FOR [*] HEREUNDER DURING THE [*] PERIOD IMMEDIATELY BEFORE THE CLAIM WHICH GAVE RISE TO THE LIABILITY AROSE.
13.3.2    NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS (EXCLUDING [*] AND [*] AND [*] OF THE [*] SET FORTH IN SECTION [*] THAT RESULTS [*] OR [*] OR [*] THE AGGREGATE, CUMULATIVE LIABILITY OF A PARTY TO THE OTHER PARTY RELATING TO THIS AGREEMENT OR THE PROCESSING SERVICES, SHALL INCREASE TO THE AMOUNT OF [*].

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13.4.    Liquidated Damages. Each party acknowledges that it is difficult to determine the exact damages that a party will suffer as a result of any improper termination of this Agreement by the other party. As a result, if Customer improperly terminates this Agreement or if MasterCard terminates this Agreement for Customer’s material breach prior to First Live Transaction Date, MasterCard shall be entitled to the prompt payment by Customer of [*] and [*], up to an aggregate of [*]. If Customer improperly terminates this Agreement or if MasterCard terminates this Agreement for Customer’s material breach on or after First Live Transaction Date, MasterCard shall be entitled to the prompt payment by Customer of [*] (i) [*] of the [*] during the [*] preceding the date of termination [*] (which for purposes of this section, if [*]), or (ii) [*]. If MasterCard improperly terminates this Agreement or if Customer terminates this Agreement for MasterCard’s material breach or if Customer terminates this Agreement pursuant to Section 16.2.4 prior to the First Live Transaction Date, Customer shall be entitled to the prompt payment by MasterCard of [*], up to an aggregate of [*]. If MasterCard improperly terminates this Agreement or if Customer terminates this Agreement for MasterCard’s material breach or if Customer terminates this Agreement pursuant to Section 16.2.4 on or after the First Live Transaction Date, Customer shall be entitled to the prompt payment by MasterCard of [*] as a result provided, however, that [*]. The amounts payable under this provision will be paid as liquidated damages and not as a penalty. This Section shall apply notwithstanding any other provision of this Agreement to the contrary.
13.5.    Risk Allocation. The parties acknowledge that circumstances could arise entitling a party to damages or rescission arising from a failure by the other party to perform its obligations under this Agreement and have agreed, in certain circumstances as set forth in this Agreement, that the remedies of the non-defaulting party and the liabilities of the defaulting party shall be limited as set forth in this Agreement. The parties further acknowledge and agree that each provision of this Agreement that provides for a limitation of liability, disclaimer of warranties, or exclusion of damages, including specifically this Section 13 and Section 6.3, represents a reasonable allocation of the risk under this Agreement. The willingness of MasterCard to provide the Processing Services for the fees herein reflects this allocation of risk and the limitations of liability specified herein.
14.Indemnification.
14.1. Customer Indemnification. Customer shall indemnify, defend, and hold harmless MasterCard and MasterCard’s Affiliates, officers, directors and employees from any and all claims, demands, government inquiries or investigations, fines, fees, assessments, penalties, losses, liabilities, expenses, and causes of action of any kind made against MasterCard by a third party arising out of or related to: (i) Customer’s [*]; (ii) Customer’s [*] or [*] or [*] of the [*] or any [*]; (iii) Customer’s failure to [*]; or (iv) the [*] or [*] (whether by [*] or [*]) of Customer or Customer’s personnel.
14.2. MasterCard Indemnification.
14.2.1. MasterCard shall indemnify, defend, and hold harmless Customer and Customer’s Affiliates, officers, directors and employees from any and all claims, demands, and causes of action of any kind made against Customer by a third party claiming that any Processing Service provided to Customer under this Agreement infringes a [*] provided, that Customer (i) promptly notifies MasterCard of any third party claim subject to indemnification hereunder, (ii) gives MasterCard the right to control and direct the preparation, defense and settlement of any such claim, and (iii) gives reasonable assistance to MasterCard for the defense of same (at MasterCard’s expense). The foregoing provisions shall not apply to any infringement arising out of: (i) use of the [*] other than in accordance with the [*] or [*] to the extent that such claim would not have arisen but for such non-compliance; (ii) any [*] or [*] of the [*] made by [*] or [*] and such claim would have been avoided in the absence of such [*]; (iii) [*] or [*] provided by [*] or any [*] on [*] to the extent that such claim would not have arisen but for such [*] or [*]; or (iv) [*] of the [*] in [*] or [*] by [*] and such claim would have been avoided in the absence of such [*]. In the event any of the Processing Services, or any portion thereof, is held, or in MasterCard’s reasonable opinion is likely to be held to constitute infringement, MasterCard will, if [*], within a reasonable time, at its option and sole expense, either: (i) [*]; (ii) [*] or (iii) [*]. In the event MasterCard is, using reasonable discretion, unable on commercially reasonable terms to either procure the right to continued use of the allegedly infringing item or replace the allegedly infringing item as provided in clauses (i), (ii) and (iii) of the immediately preceding sentence, either party may terminate this Agreement to the extent of such infringing aspect of the Processing Service, and in the event of such termination, Customer shall be released from its [*] obligations set forth in [*] to the extent of such infringing aspect. This Section 14.2.1 contains the entire liability of MasterCard for any such alleged infringement.

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14.2.2. MasterCard shall indemnify, defend, and hold harmless Customer and Customer’s Affiliates, officers, directors and employees from any and all claims, demands, government inquiries or investigations, fines, fees, assessments, penalties, losses, liabilities, expenses, and causes of action of any kind made against Customer by a third party arising out of or related to: (i) [*]; (ii) [*] or [*] (whether by [*] or [*]) of [*] or [*]; or (iii) any [*] or [*] or [*] of [*] caused by [*] or [*] that result from [*]. EXCEPT FOR MASTERCARD’S OBLIGATIONS UNDER SECTION 13.1, THIS SECTION 14.2.2 CONTAINS THE ENTIRE INDEMNIFICATION LIABILITY OF MASTERCARD FOR ANY SUCH ALLEGED [*].
14.3. Indemnification Procedures. Each party shall promptly notify the other of any claim for which it seeks indemnification; authorize the indemnifying party to defend and to control the defense of the claim, at the indemnifying party's expense; and provide, at no charge to the indemnifying party, all documents, witnesses, and other reasonable assistance that may be necessary to defend against the claim. The indemnified party may participate, at its own expense, in the proceedings related to the applicable claim. The indemnifying party shall not compromise or settle such claim without the indemnified party’s prior written consent if such compromise or settlement (i) would impose a penalty or limitation upon the indemnified party, including, without limitation, an injunction or other equitable relief, (ii) would require an admission of liability from the indemnified party, or (iii) does not include the release of the indemnified party from all liability arising from or relating to such claim.
15.Confidentiality.
15.1.    Confidential Information. Each party acknowledges that they may be exposed to confidential or proprietary information of the other party, including, without limitation, inventions, trade secrets, computer programs, customers, employees, methods, processes, work flow, data flow, functional and technical specifications, business plans, accounting and financial information, promotional and marketing activities, information regarding purchases and sales and other material designated as confidential expressly or by the circumstances under which it is provided (“Confidential Information”). Without limiting the generality of the foregoing, the IPS Platform, and all components thereof, shall be treated as MasterCard’s Confidential Information. PII and all other information related to Cards and Cardholders shall be treated as Customer’s Confidential Information but the use, disclosure, and return/destruction of PII shall be governed by Sections 10 and 11.
15.2.    Obligations. Each party will use at least the same degree of care to prevent unauthorized use or disclosure to third parties the Confidential Information of the other as it employs to avoid unauthorized use, disclosure, publication or dissemination of its own information of a similar nature, but in no event less than a reasonable standard of care. A party may disclose Confidential Information of the other to third parties performing services hereunder only where (i) such disclosure is necessary to perform its obligations under this Agreement, and (ii) the disclosure is in accordance with the terms and conditions of this Agreement and subject to written obligations of confidentiality at least as restrictive as those set forth in this Agreement. In any event, each party shall be liable for any breach of the obligations defined within this Agreement by its personnel, external or internal auditors or contractors. Neither party will (i) make any use or copies of the Confidential Information of the other except as necessary in accordance with this Agreement, or (ii) acquire any right in or assert any lien against the Confidential Information of the other, or (iii) refuse for any reason (including a default or material breach of this Agreement by the other party) to promptly provide the other party’s Confidential Information (including all copies thereof) to it if requested in writing to do so. Upon the expiration or termination for any reason of this Agreement and the concomitant completion of a party's obligations under this Agreement, each party shall (except as otherwise provided in this Agreement), return or destroy, as the other may direct, all documentation in any medium that contains, refers to, or relates to the other party's Confidential Information, and retain no copies. In addition, the parties shall take reasonable steps to ensure that their employees comply with these confidentiality provisions.
15.3.    Exceptions. The obligations of this Section 15 will not apply to any particular information which any party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party; (iii) was rightfully in the possession of the receiving party at the time of disclosure to it; (iv) is received from a third party who had a lawful right to disclose such information to it; or (v) was independently developed by the receiving party without reference to Confidential Information of the furnishing party. Notwithstanding the foregoing, the exclusions provided in this Section 15.3 shall not be deemed to permit MasterCard to use PII for any purpose other than except as provided in Sections 10.1 and 11.2.

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15.4.    Legally Required Disclosures. A party shall not be considered to have breached its obligations under this Section 15 for disclosing Confidential Information of the other party as required to satisfy any legal demand of a government, judicial or administrative body; provided, however, that, promptly upon receiving any such demand and to the extent that it may legally do so, such party advises the other party so that the other party may take appropriate actions in response to the demand. MasterCard acknowledges that Customer may be obligated to file a copy of this Agreement as an exhibit to any report or other filing with the U.S. Securities and Exchange Commission (“SEC”). Customer shall notify MasterCard in advance and shall file with the Secretary of the SEC an application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. In the event of any such filing, Customer shall provide MasterCard with a copy of the Agreement marked to show provisions for which Customer intends to seek confidential treatment and shall reasonably consider and incorporate MasterCard's comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed. MasterCard shall promptly provide any such comments.
15.5.    Notification. In the event of any material disclosure or loss of, or inability to account for, any Confidential Information of the furnishing party, the receiving party will notify the furnishing party promptly upon the occurrence of any such event.
15.6.    No Obligation to Disclose. Nothing contained in this Agreement shall be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party.
16.Term and Termination.
16.1.    Term. The term of this Agreement shall commence on the Effective Date and expire on the last day of the month which is [*] from the Full Conversion Date, subject however, to (i) renewal or (ii) earlier termination in each instance as provided herein (the “Initial Term”, together with any extension of the Initial Term, collectively, the “Term”). The Term shall automatically be renewed for additional periods of twelve (12) months unless one party provides the other party at least one-hundred eighty (180) days’ notice of its intention not to renew prior to the then-current expiration date. The parties will memorialize the Full Conversion Date in written correspondence.
16.2.    Termination.
16.2.1.    Either party may terminate this Agreement in its entirety if the other party is in material breach of this Agreement, effective one hundred eighty (180) days after the other party’s receipt of written notice of the material breach that remains uncured prior to the effective date of termination; except that, if the material breach is Customer's failure to pay any undisputed monies as required by this Agreement, MasterCard may terminate this Agreement in its entirety, effective ninety (90) days after written notice of such default is received by Customer if the non-payment is not cured prior to the effective date of termination.
16.2.2.    Either party may also terminate this Agreement in its entirety, effective immediately upon written notice, if the other party (i) makes a general assignment for the benefit of its creditors; (ii) suffers the appointment of a trustee, liquidator, or receiver for its business or property; (iii) is the subject of a bankruptcy, receivership, insolvency, dissolution, or liquidation proceeding; or (iv) is adjudicated insolvent or bankrupt.
16.2.3.    Termination of this Agreement shall not relieve either party from any obligation accrued through the date of termination or from any terms and conditions in this Agreement that continue beyond termination.
16.2.4.    [*].
16.3.    No Early Termination. No early termination of this Agreement is permitted under any circumstances except for those set forth in this Section 16.
16.4.    Transition Assistance. Upon termination or expiration of this Agreement, MasterCard shall provide reasonable transition assistance to Customer in exchange for (1) the advance payment to MasterCard of an amount equal to [*] and (2) [*]. This duty to provide reasonable transition assistance shall continue for up to [*] days following the termination or expiration of this Agreement. During the transition period, this Agreement shall continue on the

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same commercial terms and conditions until the completion of the transition. In the month that is [*] months prior to [*], the parties shall in good faith [*], if necessary, so that it is [*]. Any amount remaining in the [*] upon MasterCard's completion of the provision of transition assistance to Customer shall [*] and any [*] shall promptly be paid by [*]. Notwithstanding the foregoing, fees, expenses and charges related to transition assistance shall not exceed [*] (which amount shall not include [*] and [*]).
16.5.    Equipment Return. Any equipment provided by MasterCard (and not otherwise purchased by Customer pursuant to this Agreement) and placed at Customer’s site during the Term of this Agreement must be returned upon completion of transition assistance. Customer will pay to MasterCard an amount equal to the replacement cost of any equipment not returned to MasterCard within ninety (90) days after transition assistance is completed. The equipment may include, but is not limited to ATM modems, workstations, and other telecommunications equipment. If Customer chooses to reconfigure its telecommunications system during the Term, and such reconfiguration calls for the early return of equipment or lines provided by or through MasterCard, Customer shall be responsible for and invoiced for any charges or fees assessed due to early termination of the telecommunications services. If the early termination of the telecommunications services occurs due to MasterCard’s change of telecommunication service provider, or a termination of this Agreement due to a MasterCard material breach or if MasterCard improperly terminates this Agreement, Green Dot shall not be responsible for any charges or fees assessed for early termination of the telecommunications services.
17.Dispute Resolution.
17.1.    Internal Escalation. Any dispute involving this Agreement, the Processing Services or the obligations of either party under this Agreement (“Dispute”) shall be subject to the following escalation procedure, which shall begin upon written notification, which may be done via electronic mail (“email”):
(a).    Stage 1 – In the event Customer’s line manager and MasterCard’s account manager identify an issue and are not able to resolve the issue, the dispute must be immediately escalated to Stage 2.
(b).    Stage 2 – Customer and MasterCard’s senior managers shall meet within two (2) business days; if the dispute cannot be resolved within five (5) business days of referral to them, the dispute must be immediately escalated to Stage 3.
(c).    Stage 3 – Within five (5) business days of escalation from Stage 2, Customer and MasterCard senior executives shall meet for a period as mutually agreed. If the dispute cannot be resolved within fifteen (15) days of escalation to Stage 3, the dispute must be immediately escalated to Stage 4.
(d).    Stage 4 – If the dispute remains unresolved after thirty (30) business days of the original dispute notice, the parties may submit the Dispute to formal binding arbitration, in accordance with the arbitration provisions below, upon mutual agreement.
17.2.    Arbitration of Disputes. Arbitration shall be conducted by the American Arbitration Association which shall administer the arbitration under its commercial rules (the “AAA Rules”). Arbitration shall be initiated by a written demand for arbitration that describes the controversy or claim in reasonable detail and specifies the relief requested. The arbitration shall be conducted by one arbitrator chosen in accordance with the AAA Rules (or three arbitrators for disputes involving more than $500,000) within thirty (30) days after receipt by the respondent of the demand to arbitrate. The arbitration, including the rendering of the award, shall take place in New York, New York, which shall be the exclusive forum for resolving Disputes. This arbitration provision is intended by the parties to be self-executing. The arbitrator shall have sole jurisdiction to determine whether: (a) a claim is subject to arbitration; (b) the arbitration may proceed even if one of the parties refuses to attend or participate; and (c) an award against that party may be ordered pursuant to default or otherwise. The parties agree that they will arbitrate all Disputes regardless of the existence of any related dispute, action or special proceeding between either of the parties hereto and/or any third party. The arbitrator(s) shall render a written arbitration decision with the award, and the decision of the arbitrator(s) shall be final and binding upon the parties. The parties hereby waive any right of appeal under applicable law. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to seek to recover its reasonable attorneys’ fees and its share of the costs, including any auditing costs or expenses of

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expert witnesses. The parties agree to maintain the confidentiality of any Confidential Information disclosed during any such proceeding. The existence of such proceedings and the findings thereof shall be deemed the Confidential Information of both parties.
18.Miscellaneous.
18.1.    Records. Each party agrees to maintain its books and records relating to the fees and other costs and expenses under this Agreement for not less than seven (7) years (or if applicable, such longer period mandated by local auditing or regulatory requirements) after the Processing Services have been performed and/or all fees for the Processing Services have been paid.
18.2.    Audit. The audit obligations, which are set forth in Schedule G, are incorporated herein by reference.
18.3.    Remedies. The remedies set forth herein are non-exclusive. In addition to these remedies, the parties shall be entitled to pursue any other remedies that they may have at law or in equity.
18.4.    Notices. Operational notices specified herein may be provided pursuant to email or through other widely distributed electronic notifications. All notices relating to this Agreement, must be in writing and will be deemed given upon hand delivery or upon receipt if sent by an overnight courier delivery service of general commercial use and acceptance (including, without limitation, DHL, FedEx or UPS) to the following addresses or such other address as may be later designated by notice given by such party:

If to Customer:    Green Dot Corporation
3465 E. Foothill Blvd
Pasadena CA, 91107
Attention: Mr. Steven Streit – CEO

with a copy to the office of the general counsel at the same address.

If to MasterCard:     MasterCard International Incorporated
2000 Purchase Street
Purchase, New York 10577
Attention: Mrs. Cathy McCaul

with a copy to the office of the general counsel at the same address.

18.5     Miscellaneous. A failure or delay of either party to enforce any provision of or exercise any right under this Agreement shall not be construed to be a waiver. No waiver by a party shall be effective unless expressly made in writing. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid in any respect, such unenforceability or invalidity shall not affect any other provision of this Agreement, and this Agreement shall then be construed as if such unenforceable or invalid provisions had never been a part of this Agreement. The captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be binding upon each party’s respective successors and assigns and each party shall cause such successor and assignee to be so bound; provided, however, that neither party shall have the right to assign or transfer to any third party (including without limitation, by way of sale of any Cards subject to this Agreement, by voluntary or involuntary transfer, by operation of law or otherwise), nor shall any successor to a party have or receive any of such party’s rights against the other party, or the benefits of this Agreement, without first obtaining the prior written consent of non-assigning party, which shall not be unreasonably withheld. Notwithstanding the foregoing, either party may, without penalty or consent, assign its rights and obligations under this Agreement to an Affiliate or successor in interest in the event of a merger, consolidation or other corporate reorganization or sale of all or substantially all the assets related to this Agreement provided such successor is willing and able to fulfill the obligations of this Agreement. This Agreement evidences the entire agreement and understanding between MasterCard and Customer with respect to the transactions contemplated by this Agreement and supersedes all prior agreements between the parties with respect to such transactions. This Agreement is independent of any other Agreement executed between the parties, including

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without limitation, any agreements related to the MasterCard Network or any other MasterCard products or services. This Agreement shall not be amended or modified in any respect except in writing, duly executed by both MasterCard and Customer. This Agreement and the respective rights and obligations of the parties hereto shall be governed by the laws of the State of New York without reference to its conflict-of-laws or similar provisions that would mandate or permit application of the substantive law of any other jurisdiction. The state and federal courts located in New York, New York shall have exclusive jurisdiction over any and all disputes relating to this Agreement. This Agreement may be executed in one or more counterparts, each of which, taken together, shall constitute but one original document. The parties expressly acknowledge that the terms and conditions of this Agreement have been the subject of review, discussion, and participation by both parties. If there is any conflict or inconsistency between the Agreement and a Schedule to this Agreement, then priority shall be given to the Agreement unless explicitly stated in the applicable Schedule (and referencing the specific provisions of the Agreement being superseded).
18.6.    Equitable Relief. Recognizing that damages may not be an adequate remedy in the event of a breach of the provisions of this Agreement regarding confidentiality and intellectual property and that such a breach may cause irreparable harm, the parties shall have the right, as applicable, to: (i) specifically enforce this Agreement; (ii) rescind the agreement or seek specific performance, and/or (iii) restrain and enjoin breaches and threatened breaches, in each instance without the necessity of posting any bond in connection therewith.
18.7.    Trademark. Except as otherwise permitted, neither party is granted any rights under this Agreement to use any trademark, trade name or service mark, which belongs or is licensed to the other party, without prior written approval of such party. The parties acknowledge and agree that any unauthorized use of the other party’s trademark will result in immediate and irreparable injury to such party, and, therefore, each party authorizes the other to seek injunctive relief in order to prohibit the other party from (or to cause the other party to cease) use of a its name or marks, as well as to seek all other legal or equitable remedies to which the party may be entitled. To the extent a party prevails in a suit at law or in equity for the purpose of enforcing trademark rights, the other party understands and agrees that such prevailing party shall be entitled to recover its reasonable attorneys’ fees plus court costs and expenses.
18.8.    Publicity. The parties shall cooperate to create an initial press release upon the First Live Transaction Date, as well as subsequent public communications, and each party shall seek the other party’s consent prior to issuing any news release, public announcement, advertisement, or any other form of publicity, in any form or content, in connection with this Agreement and/or referring to the other party.
18.9.    Independent Contractor Relationship. The relationship of MasterCard to Customer shall at all times relevant hereto be solely and exclusively that of an independent contractors and nothing contained in this Agreement shall create any other relationship (including employment, partnership or joint venture), between the parties or be construed to entitle either party or its personnel to be considered the other party’s employees or subcontractors.
18.10.    Force Majeure. Neither party shall be liable for loss or damage or be deemed to be in default under this Agreement if its failure to perform its obligations (other than payment of fees) results from acts of God, natural disasters, terrorism, fires, strikes, embargoes, war, insurrection, riot, or other cause beyond the reasonable control of the party and in the case of MasterCard, whose occurrence affects multiple states/region impacting both of MasterCard’s data centers; provided however that the foregoing shall not be deemed to excuse any failure to exercise prudence or diligence in the conduct of such party’s affairs. If either party is affected by an interruption or delay contemplated by this section, it will (i) promptly provide notice to the other party, explaining the full particulars and the expected interruption or duration of the such delay, and (ii) use its best efforts to remedy the interruption or delay if it is reasonably capable of being remedied.
18.11.    Survival of Terms. The rights and obligations of the parties which by their nature must survive termination or expiration of this Agreement in order to achieve its fundamental purposes including, without limitation, the provisions of the following Sections entitled “EXPORT RESTRICTION,” “CONFIDENTIALITY,” “INDEMNIFICATION,” “REMEDY, DAMAGES AND LIMITATION OF LIABILITY,” “TRANSITION ASSISTANCE,” “EQUIPMENT RETURN,” and “MISCELLANEOUS,” shall survive in perpetuity any termination of this Agreement.

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18.12    Rights of Third Parties. This Agreement is entered into solely between, and may be enforced only by, Customer and MasterCard. This Agreement shall not be deemed to create any rights in third parties, including suppliers, customers, Cardholders, clients or Affiliates of a party or to create any obligations of a party to any such third party, which, by virtue of any applicable law, might otherwise be enforceable by a third party against either party to this Agreement.
18.13    Insurance. During the Term, MasterCard shall maintain, at a minimum, the insurance coverage and limits set forth in Schedule F attached hereto. Promptly upon request therefor, MasterCard shall provide evidence of such insurance to Customer.
18.14.    Background Check. All U.S. personnel performing services under this Agreement will have been subjected to the following background checks upon hire:  [*] search including at least a [*] and [*] in [*] and [*] and [*] and [*]; [*] (or other [*], if applicable) [*]; [*]; [*] and [*]; [*]; and [*].  In addition, all employees must provide proof of authorization to work prior to commencing work at MasterCard.  For all non-U.S. personnel, MasterCard performs comparable checks, including the [*], subject to any limitations of local laws. Personnel will not be eligible for employment if MasterCard determines they falsified identification documents, diploma, work history or personal references. Unless prohibited by law, personnel will also not be eligible for employment if their background checks identify: [*], or [*] or [*] (including [*] or [*], or [*].) MasterCard will contractually require its subcontractors who will have [*] to perform comparable background checks subject to any limitations of local laws.

(This space intentionally left blank. Signature block follows)

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IN WITNESS WHEREAS, the parties hereto have caused this Agreement to be executed as of the Effective Date in duplicate originals by their duly authorized officers, each party retaining one duplicate original hereof.

MasterCard	Customer

MasterCard International Incorporated	Green Dot Corporation

Signature: /s/ Chris A. McWilton	Signature: /s/ Steven W. Streit

Name: Chris A. McWilton	Name: Steven W. Streit

Title: President, North America	Title: CEO
Date: December 19, 2013	Date: December 12, 2013

Schedule A – Description of Services
Schedule B – Fees
Schedule C – Service Level Standards
Schedule D – Project Plan and Change Control Process
Schedule E – Green Dot Information Security Requirements
Schedule F – Insurance
Schedule G – Disaster Recovery and Audit

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Schedule A – Description of Services

[*]

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Schedule B – Pricing

[*]

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SCHEDULE C

Service Level Standards

[*]

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SCHEDULE D
PROJECT PLAN and Change Control Process

A.	The Project Plan shall be mutually agreed upon by the parties and incorporated herein by reference.

B.	Change Control Process

The Project Plan will be the roadmap for MasterCard to deliver the Processing Services. The Project Plan will be based on the high level requirements document. This document will be agreed to by all parties and published by MasterCard. Changes to the Project Plan will be accomplished in accordance with the Change Control Procedures as described below.

MasterCard will keep the Project Plan current based on agreed upon changes. Customer or MasterCard may submit updates and changes to the Project Plan per the Change Control process.

Each party will identify its requirement needs from the other party in the Project Plan, and will otherwise provide the other party with commercially reasonable notice(s) of its need for data, information, and input. Each party as commercially reasonable, will promptly provide data, information, resources, and input to the other party as required.

Each party shall obtain for the other party all necessary file layouts, associated confidentiality protections and other information necessary for the Processing Services. The foregoing file layouts, associated confidentiality protections and all other associated necessary information must be provided per the date(s) required in the Project Plan in order for MasterCard and Customer to achieve the Project Plan milestones.

Change Control Procedures

In order to deliver the Processing Services in accordance with the dates in the Project Plan, Customer and MasterCard will jointly develop and mutually agree on a Project Plan. The Project Plan will be a living document, and will likely change throughout its operational period. The Project Plan will be changed through the use of a Change Control Procedure (CCP). The goals of the CCP are:

•	Minor Changes can be quickly assessed and presented for decision at the lowest appropriate level

•	Previously unknown or not included requirements can be captured and actioned

•	Major (Material) Changes can be quickly identified and routed for formal approval

Customer and MasterCard will comply with the CCP, as described, to help ensure that changes identified during the conversion period are properly and completely identified, categorized, and managed through its ultimate disposition:

1)	The parties will initiate a Change Control Form ("Form") should there be a need to deviate from the requirements of the Project Plan.

2)
The Form may be completed by personnel of either party. The requirements for submitting the Form will be mutually agreed to. Each party shall appoint someone to be the single point of coordination (POC) and control point for change control who will be their person responsible for managing the CCP and coordinating with the other’s POC.

3)	All Forms (both approved and rejected) exchanged between the parties will be retained and further logged by MasterCard.

4)
The parties will determine the procedures, estimated timing including potential impact to Project Plan dates, pricing (if applicable) and process to be used to implement approved changes as part of their review and approval process.

a.
If the requested change is reviewed and determined to be Major/Material, the request will be elevated to appropriate senior management of each organization for approval. For purposes of this section, a change to the Project Plan milestones is deemed to be Major/Material. If the request is approved, the change will be recorded as such, and will be added to the requirements, and the Project Plan will be changed as agreed.

b.	If the requested change is reviewed and determined to be minor, the Project Plan will be changed as agreed.

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c.
If a change request is not approved by one party, and the party desirous of the change still wishes for the change to be accepted, the parties agree to work to find an acceptable alternative, and further agree to use a management escalation approach to ultimately resolve the issue.

d.
The parties' approval of the change shall be signified by each party’s signature of the applicable Form. Email approval is deemed acceptable. No change shall be effective unless such Change Control Form is approved by both parties.

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Sample Change Control Form
Change Request number:__________________________

Name of Requestor:	Name of Party to Whom Submitted:	Date Submitted:

Change Request (attach additional pages referencing this section as required).

Description of Change: (Requirements)
Desired Date:

Impact Analysis (required from both parties; Attach additional pages referencing this section as required including determination of change as major or minor).

Resource Impact:
Cost Impact:
Timing Impact:
Date Response Delivered:

APPROVED:
Customer Approved: _________________________________________ Date: _________
MasterCard Approved: __________________________________________Date: _________

REJECTED:
Customer Rejected: __________________________________________ Date: _________
MasterCard Rejected: ___________________________________________Date: ________

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SCHEDULE E
Green Dot Information Security Requirements

1.Security Management

1.1.
General. As used herein, “Customer Sensitive Data” means Confidential Information of Customer that is (i) [*] or[*]; (ii) [*]; (iii) [*]; or (iv) [*] or[*]. Customer Sensitive Data is deemed to be Confidential Information of Customer as that term is defined in the Agreement. Customer Sensitive Data is, and will at all times remain the property of Customer, and MasterCard will only use it in connection with the provision to Customer of services contemplated by the Agreement (the “Services”). MasterCard acknowledges and agrees that it is obligated to protect Customer Sensitive Data in compliance with the confidentiality provisions in the Agreement, or any higher standard required by applicable law.

1.2.
MasterCard Security Policies. MasterCard shall maintain a comprehensive written security program that is designed to: (a) [*] and [*]; (b) [*]; and (c) [*] or [*] or [*]. MasterCard’s security program shall include [*], and [*] and the [*].

1.3.	Customer Security Assessments and Data Storage.

1.3.1.	Customer Sensitive [*] and the [*].

1.3.2.	MasterCard [*] and [*].

1.3.3.	During the term of the Agreement, Customer [*], or [*], as specified in [*].

1.4.	Regulatory Authorities. MasterCard [*]or [*], or [*].

1.5.	Incident Response.

1.5.1.	An “Incident” means [*] including any (i) [*], or any [*]; (ii) [*]; or (iii) [*] or[*].

1.5.2.	MasterCard will [*], and [*]. If an Incident occurs, MasterCard will (i) [*] or [*]; (ii) [*] and [*]; (iii) [*]; and (iv) [*] and [*] and [*], or [*]or [*] and [*] or [*].

1.5.3.	Upon [*] and [*] with respect to an Incident, MasterCard will [*] and [*] to [*] (i) the [*]; (ii) the [*], or [*] or [*]; (iii) all [*] and [*]; and (v) all [*].

1.5.4.	In addition to the [*] above, if an [*] and [*] and [*], and [*]. Each party agrees to [*] or other [*]. The parties will [*], in accordance with applicable data privacy laws and regulations.
2.Telecommunication and Network Security

2.1.	General. To the extent MasterCard is required to maintain a telecommunication connection to Customer’s system in order to provide Services under the Agreement, MasterCard will [*] and [*].

2.2.
Disconnecting Access. To the extent MasterCard is required to maintain a telecommunication connection to Customer’s system in order to provide Services under the Agreement, Customer [*], if it occurs, will not [*] and is without [*].

3.Storage, Handling, and Disposal

3.1.	Data Disposal. MasterCard will [*] or [*] and any other [*] or [*] or [*] or [*].

3.2.	Physical Form Data. [*], and MasterCard will [*] and [*] both (i) [*] and [*], and (ii) [*], at minimum, [*] as well as the [*], and [*].

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3.3.	Shipments. MasterCard will [*]or [*]. MasterCard will [*] and [*] (e.g., [*]).
4.PCI DSS Compliance

4.1.	Prior to [*], MasterCard will [*].

4.2.	MasterCard will [*] and [*] during the term of the Agreement. MasterCard’s [*]. This requirement will survive beyond the term of the Agreement until MasterCard [*] or [*], or [*].

4.3.	In the event MasterCard [*], MasterCard shall [*] and [*] and [*].
5.SSAE 16 Reporting

5.1.	[*], MasterCard will [*] or [*].

5.2.	MasterCard’s [*] in accordance with this section [*].

5.3.	[*] will survive beyond the term of the Agreement until MasterCard [*], or [*] or [*].

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Schedule F
Insurance

At all times during the Term, MasterCard will carry the following insurance coverage with respective limits of not less than the minimum  amounts set forth below with reputable insurance companies with A.M. Best ratings of “A” or better:

Insurance Type                                                           Insurance Amount

a.	Worker’s Compensation [*]

b.	Employer’s Liability [*]

c.	General Liability [*]

d.	Automobile Liability [*]

e.	Professional Liability/Errors & Omissions (Technology E&O) [*]
f. Umbrella/Excess Liability                               [*]

MasterCard shall [*] and [*]. MasterCard shall [*] with respect to [*].

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Schedule G
Disaster Recovery and Audit

1.
Disaster Recovery. MasterCard has created and shall maintain and comply with a comprehensive disaster recovery and business continuity plan (“DR/BC Plan”), which is in line with FFIEC guidelines through which it shall be able to perform all its obligations under this Agreement with minimal disruptions or delays. MasterCard’s DR/BC Plan shall be tested [*]), MasterCard will notify Customer at least [*] in advance of any testing and Customer may request to participate in such testing. Upon Customer’s request, MasterCard agrees to provide Customer a written certification that the DR/BC Plan successfully completed testing. Customer may request from time to time that MasterCard make available for Customer’s on-site (at MasterCard’s offices) review of documentation and information reasonably necessary to enable Customer to comply with applicable regulations of the Federal Reserve Board, FDIC, and any other applicable regulatory agency or law or as otherwise reasonably necessary for disaster recovery. Within [*] after each such request, MasterCard will notify Customer whether such request has been approved or denied (which approval shall not be unreasonably withheld). If MasterCard denies such request, Customer may initiate dispute escalation or otherwise escalate its request to the appropriate MasterCard executive contact. Customer acknowledges that it may not make nor retain any copies of such documentation in any media or format, unless otherwise agreed by MasterCard. MasterCard shall provide prompt notice to Customer in the event a third party FFIEC audit of the DR/BC Plan identifies a material concern. During Customer’s review conducted in accordance with Section 2.2, MasterCard shall provide updates in the event there are material changes to its Standardized Information Gathering (SIG) Questionnaire or Customer’s Business Continuity Department (BCD) Vendor Questionnaire. MasterCard's recovery time objective ( RTO ) under the DR/BC Plan shall be [*]. MasterCard will maintain adequate backup procedures in order to recover Customer’s data to the point of the last available good backup, with a recovery point objective ( RPO ) allowing only for loss of transactions which had been swiped but not yet authorized.

2.	Audit.

1.1
Each party shall have the right, during the Term of this Agreement and for [*] thereafter, upon reasonable notice and during normal business hours, to provide review of substantiating data to verify accuracy of payment or charging of fees or other obligations of this Agreement that may impact financial obligations, which review shall occur no more than [*].

1.2
In accordance with the terms of this provision, MasterCard shall, upon [*], and no more than [*] host a [*] for Green Dot and its issuing banks (or MasterCard reserves the right to charge Customer in the event such frequency is exceeded), to examine and verify MasterCard’s compliance with its obligations under this Agreement with respect to (i) [*]. Such examination and verification activities may include a review of relevant MasterCard books, records, policies and procedures and the conducting of information security assessments (“ISA”) of MasterCard and of MasterCard’s practices and procedures.  The ISAs may consist of (i) [*] or [*], or (ii) [*] or [*], and (iii) [*] and [*] or [*], or [*]. Customer will schedule and conduct such [*] in a manner that does not unreasonably interfere with MasterCard’s business operations. Control testing and auditing of information security systems shall not be permitted; provided, however, that MasterCard shall provide Customer, upon request during the ISA and no more than [*], in accordance with this Section 2.2, information as to the existence and performance of any such controls.  MasterCard reserves the right at its sole discretion to determine what information may be publicly released by Customer in order to avoid disclosure of any sensitive or proprietary information. Should the findings of an ISA disclose or indicate security problems or concerns, Customer will detail such findings in a notice to MasterCard.  MasterCard will consider the recommendations from Customer and, as determined in MasterCard's reasonable discretion, implement such recommendations and provide to

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Customer a date for implementation. Customer acknowledges that the findings of any ISA shall be deemed to be MasterCard’s Confidential Information; provided however, the Customer shall be entitled to distribute and use the findings of any ISA in order to show compliance with its applicable laws or regulations or data security policies to any Affiliate, auditor or regulator.  MasterCard represents and warrants that Customer may rely on MasterCard’s annual public financial statements and security and compliance audits provided by MasterCard and/or its independent auditor related to its SSAE 16 audit reports.  MasterCard further acknowledges and agrees that Customer regulators may audit MasterCard as provided under and in accordance with applicable laws.

2.3
MasterCard will engage, at its expense, an unrelated, nationally recognized certified public accounting firm to conduct reviews of MasterCard’s general controls and practices associated with MasterCard’s facilities and its contractors facilities engaged in providing the Processing Services, as well as the controls associated with the IPS Platform.  The scope of the audit shall include an examination of the record keeping system and other equipment and software used by MasterCard. Such reviews shall be performed at such frequency and times as MasterCard shall determine, but shall be performed at least [*].  Within [*] of Customer’s request, MasterCard shall provide Customer with a copy of each report [*].  All such reviews shall comply with American Institute of Certified Public Accountants SSAE 16 standards, and the reports obtained shall be of the type generally referred to as type “2” (or equivalent subsequent industry report), which includes an opinion on the operating effectiveness of MasterCard’s controls, or such other standards as are mutually agreed by the parties. If the audit reveals that the Processing Services provided by MasterCard do not cause MasterCard’s operations to meet the auditor’s recommendation, then MasterCard shall take such actions as are necessary to bring its operations into conformance with the auditor’s recommendations to such level and degree, at no cost to Customer.

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